Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Secretary of Board and Vice President	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Appoints New Chief Financial Officer and Audit Committee Chair

SHENZHEN, China, August 17, 2009 – Universal Travel Group (Amex: UTA) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing and hotel reservation services, today announced the appointment of Mr. Philip Yizhao Zhang to the position of Chief Financial Officer and Mr. Lawrence Lee as the new Independent Director and Audit Committee Chairperson.

Mr. Zhang has over 13 years of experiences in portfolio investment, corporate finance, and accounting. He joined Universal Travel Group as the Company’s Independent Director and Audit Chairman on June 24, 2008. From April 2006 to January 2009, Mr. Zhang was the Chief Financial Officer for several reputable and well-managed public Chinese companies listed in the U.S. From April 2005 through April 2006, he was Vice President and Senior Manager at Chinawe Asset Management Consultancy Limited, a U.S. public company which mainly manages non-performing loan assets in China. Mr. Zhang is a Certified Public Accountant of Delaware, and a member of the American Certified Accountants (AICPA).  Mr. Zhang received a Bachelor degree in Economics from Fudan University, Shanghai in 1992 and obtained an MBA degree with Financial Analysis and Accounting concentrations from the State University of New York at Buffalo in 2003.

"I am extremely pleased to be joining the Company at this time during period of solid, sustainable growth," said Mr. Philip Zhang. "I look forward to leveraging my experience to maintain transparent communication with the investment community.  I am confident the Company will strive for excellence with continued diligence and determination."

Mr. Lee has served as Chief Financial Officer of Synutra International, Inc. a NASDAQ-listed company, since October 1, 2007. From August 1, 2004 to September 30, 2007, Mr. Lee was Vice President and Chief Financial Officer of Kasen International Holdings Limited, a public company listed on the Hong Kong Stock Exchange. Mr. Lee is an associate member of the Association of Chartered Certified Accountants (ACCA). Mr. Lee received a Bachelor’s degree in Management and Engineering from Beijing Institute of Technology, a Master’s degree in Economics from Renmin University of China, and a Master’s degree in Accounting and Finance from the London School of Economics.

“It’s my honor to be a part of this fast-growing company with an innovative business model and supportive management team,” said Mr. Lawrence Lee.  “Leveraging my previous experience, I aim to provide insightful and responsible assistance to the senior management team to ensure the healthy and promising growth of Universal Travel Group.”

"Mr. Zhang and Mr. Lee each bring more than 10 years of experience in financial services and accounting to their new positions at Universal Travel Group," said Ms. Jiangping Jiang, Chairwoman and CEO of Universal Travel Group. "We are proud to have them on our team.  They both possess solid leadership skills and strategic vision, attributes we look for in all our team members.  I would like to thank Mr. Jing Xie for his excellent service in the CFO capacity; we plan to utilize his talent to focus more on operations to manage our fast growth.  We will work cohesively to continue to reach our goal of making Universal Travel Group an industry leader in the PRC."

About Universal Travel Group

Universal Travel Group, a growing travel services provider in the PRC, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers and booking services for air tickets and hotels. In 2007, Universal Travel Group completed the acquisitions of Shenzhen Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. In 2009, Universal Travel Group sold Shenzhen Speedy Dragon to focus on more profitable travel related businesses and its cost effective TRIPEASY Kiosks expansion. Universal Travel Group's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, hotel booking and tour packaging segments. For more information about the Company, please visit us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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